UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 18, 2014

Griffin-American Healthcare REIT III, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-186073 (1933 Act)	46-1749436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 18, 2014, we, through GAHC3 Southlake TX Hospital, LLC, our wholly owned subsidiary, entered into a Real Estate Purchase Agreement and Joint Escrow Instructions, or the Purchase Agreement, with Southlake Texas Medical Development, LP, or seller, an unaffiliated third party, for the purchase of Southlake TX Hospital located in Southlake, Texas, for a purchase price of $128,000,000, plus closing costs.

The material terms of the Purchase Agreement provide for: (i) a contingency period that commences with the Opening of Escrow, defined as the date the Purchase Agreement is executed by all parties, and ends at 9:00 P.M. Dallas, Texas time on the 30th day thereafter; (ii) an initial cash deposit of $3,000,000 due within three business days after the Opening of Escrow which shall be nonrefundable after the contingency period and be applied to the purchase price at the time of closing; (iii) our right during the contingency period to conduct studies and inspections of Southlake TX Hospital to determine whether or not we desire in our sole judgment and discretion to purchase the property; (iv) our unconditional right to terminate the Purchase Agreement for any reason or for no reason by giving written notice to seller prior to the expiration of the contingency period; in which event the Purchase Agreement shall become null and void, in which case escrow holder shall refund the deposit to us; (v) the Close of Escrow, defined as 15 days following the expiration of the contingency period, deemed to be effective and the transfer of the property deemed to have occurred as of 12:01 a.m. local time on the date of the Close of Escrow; (vi) each party to execute, acknowledge and deliver, prior to, at or subsequent to Close of Escrow, such other notices as the other may reasonably request or that may be legally required to effect the consummation of the transactions contemplated hereby, for us to lawfully vest title to Southlake TX Hospital and to allow Hospital Tenant, as defined in the Purchase Agreement, to lawfully continue to operate the ongoing business at Southlake TX Hospital; (vii) our right, by providing written notice to seller, to either extend the Close of Escrow for a reasonable period of time to allow seller to satisfy any condition precedent that is reasonably capable of being satisfied or terminate the Purchase Agreement and receive a refund of the deposit free of any claims by Seller; (viii) a survival of representations and warranties made by both parties in the Purchase Agreement for a period of one year after the Close of Escrow; (ix) in the event that seller is in default, our right to terminate the Purchase Agreement by giving written notice to seller prior to or at the Close of Escrow, in which event, seller shall pay all of our out-of-pocket costs and expenses incurred in connection with the Purchase Agreement, not to exceed $150,000; (x) a portion of the purchase price in the amount of $7,513,440 to be retained in escrow as of the Close of Escrow and disbursed to seller subject to seller meeting certain coverage ratios; (xi) seller's one-time right to repurchase Southlake TX Hospital from us, if any of the escrowed funds are returned to us and subject to certain conditions being met in the Purchase Agreement, for a repurchase price calculated by multiplying the purchase price of Southlake TX Hospital paid to Seller at the Close of Escrow by 105% and subtracting any portion of the holdback funds, as defined in the Purchase Agreement, that have been returned to us; and (xii) a right of first refusal for seller after the Close of Escrow, subject to certain conditions and exceptions. The Purchase Agreement also contains additional covenants, representations and warranties that are customary of real estate purchase and sale agreements.

We intend to finance the purchase of Southlake TX Hospital from funds raised through our initial public offering. We also anticipate paying an acquisition fee of 2.25% of the aggregate purchase price of Southlake TX Hospital to our advisor and its affiliates in connection with the acquisition of the property. The closing of the acquisition of Southlake TX Hospital is expected to occur during the fourth quarter of 2014; however, no assurance can be provided that we will be able to purchase the property in the anticipated timeframe, or at all since the potential acquisition of Southlake TX Hospital is subject to substantial conditions to closing.

The material terms of the agreement discussed above are qualified in their entirety by the Purchase Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Real Estate Purchase Agreement and Joint Escrow Instructions by and between Southlake Texas Medical Development, LP and GAHC3 Southlake TX Hospital, LLC, dated November 18, 2014

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT III, Inc.

November 24, 2014	By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description

10.1	Real Estate Purchase Agreement and Joint Escrow Instructions by and between Southlake Texas Medical Development, LP and GAHC3 Southlake TX Hospital, LLC, dated November 18, 2014